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July 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                            EXE Technologies, Inc.


Ladies and Gentlemen:


We have read the section titled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" of EXE Technologies, Inc.'s Form S-1 and are in agreement with the statements contained therein.


Yours very truly,


PricewaterhouseCoopers LLP